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                                                                   EXHIBIT 1.a

                                [ONEOK LOGO]

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             ONEOK, INC.CONTACT: ONEOK - WELDON WATSON, 918-588-7158
                  P. O. BOX 871KOCH - JAY ROSSER, 316-828-7462
           TULSA, OK 74102-0871FOR IMMEDIATE RELEASE: FEBRUARY 3, 1998


                      ONEOK SELLS GAS PROCESSING INTERESTS


        Tulsa, Oklahoma -- ONEOK Products Company, a subsidiary of ONEOK, Inc., today announced the sale of its interests in 11 gas processing plants located in Western Oklahoma to Koch Midstream Processing Company, a subsidiary of Koch Industries Inc., of Wichita, Kansas. The effective date for the transaction was February 1, 1998. Financial terms were not disclosed.

        Sam McVay, vice president of ONEOK Products, said the reason for selling its 50 percent interest in the plants was a lack of ownership in the gathering systems upstream of the plants and the increasing competitive pressures in that business. He said, "ONEOK will continue to pursue gas processing opportunities that meet with our strategic objectives."

        The plants have a maximum gross gas capacity of 475 million cubic feet per day and a maximum gross natural gas liquids production capacity of 31,000 barrels per day. The plants process gas gathered through 3,000 miles of gathering lines. Koch Midstream Processing acquired its 50 percent ownership in the plants in November of 1997 when it purchased the Delhi Group from USX Corporation.

        In a separate smaller transaction, ONEOK sold some gathering assets consisting of approximately 95 miles of 12-inch and smaller pipeline along with associated wellhead metering to Koch Oklahoma Midstream Services Company. The gathering properties are located in Blaine, Canadian and Caddo Counties in Western Oklahoma. This agreement is effective March 1, 1998. No financial details were disclosed.

        ONEOK, Inc., (NYSE:OKE), is engaged in natural gas intrastate distribution transmission, gas processing, gas marketing and oil and gas production. ONEOK has approximately 31 million shares of common stock outstanding. Information about ONEOK, Inc., is available on the Internet World Wide Web at http://www.oneok.com.

        Koch Midstream Processing Company is a subsidiary of Koch Industries, Inc., the second-largest privately held company in the United States in regards to revenue, as ranked by Forbes. Koch Industries and its subsidiaries employ 13,000 people worldwide. Koch Industries, through those subsidiaries, is involved in virtually all phases of the oil and gas industry, as well as in agriculture, chemicals, chemical technology products, energy services, asphalt products, metals and minerals services, real estate and financial investments. For more information on Koch, refer to Koch's home page at www.kochind.com on the Internet.

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